UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
May 2, 2008
LINDSAY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-13419	47-0554096

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification
Number)

2707 North 108th Street
Suite 102
Omaha, Nebraska	68164

(Address of principal executive offices)	(Zip Code)
(402) 428-2131
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
SIGNATURES

Item 8.01.	Other Events
Lindsay Corporation (the “Company”) has determined that it has erroneously recognized income tax expense of $463,462 and $610,262 in the fourth quarter of fiscal 2007 and the second quarter of fiscal 2008, respectively, relating to the exercise of stock options by Richard W. Parod, President and Chief Executive Officer of the Company. The Company incorrectly increased income tax expense by these amounts to reflect the effect of non-deductible officer compensation under Section 162(m) of the Internal Revenue Code related to these stock options. However, because these options were accounted for under APB No. 25, there should not have been an impact on income tax expense in the financial statements.
The Company has concluded that the impact of these errors was not material to its previously issued financial statements. As a result, the Company will correct these errors in the third quarter of fiscal 2008. The correction is expected to result in a reduction in income tax expense of approximately $1.1 million, which is expected to add approximately $0.09 to earnings per diluted share for the third quarter of fiscal 2008.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 4, 2008	LINDSAY CORPORATION
	By:	/s/ Timothy J. Paymal
Timothy J. Paymal, Vice President and
Chief Accounting Officer